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                                                                Exhibit No.3(aa)


                       AMENDED ARTICLES OF INCORPORATION
                                      OF
                     ICF KAISER ADVANCED TECHNOLOGY, INC.
                  (formerly named Micron Construction, Inc.)


     THE UNDERSIGNED, a natural person of lawful age, does hereby adopt the following Articles of Incorporation for the purpose of forming a corporation pursuant to the Idaho Business Corporation Act.

                                   ARTICLE I

     The name of the corporation is:  ICF KAISER ADVANCED TECHNOOGY, INC.

                                   ARTICLE II

     The duration of the corporation shall be perpetual.

                                  ARTICLE III

     The purpose for which the corporation is organized is the management of construction projects and the transaction of any or all lawful business for which corporation may be incorporated under the Idaho Business Act.

                                   ARTICLE IV

     The aggregate number of shares which the corporation shall have authority to issue shall consist of 100,000 shares of common stock without par value.

                                   ARTICLE V

     Shareholders shall have no preemptive rights to obtain or acquire any additional shares of the corporation.

                                   ARTICLE VI

     Each outstanding share of the stock of the corporation shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders. Cumulative voting shall not be allowed for any purpose, including the election of directors.

                                  ARTICLE VII

     The address of the initial registered office of the corporation is: 2805 East Columbia Road, Boise, Idaho 83706. The name of the initial registered agent of the corporation at such address is: David P. McAnaney.

                                  ARTICLE VIII

     The number of directors of the corporation shall be as fixed from time to time by the Bylaws of the corporation. The initial board of directors shall be five in number. The name and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors be elected and qualify are:
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          Josheph L. Parkinson                Brian Mattson
          2805 East Columbia Road             2805 East Columbia Road
          Boise, Idaho  83706                 Boise, Idaho  83706

          Randal W. Chance                    Richard Heyer
          2805 East Columbia Road             2805 East Columbia Road
          Boise, Idaho  83706                 Boise, Idaho  83706

          Chester Edwards
          2805 East Columbia Road
          Boise, Idaho  83706


                                   ARTICLE IX

     The name and address of the incorporator is:

          David P. McAnaney
          2805 East Columbia Road
          Boise, Idaho  83706

Dated:     October 25, 1990

                                         Incorporator:



                                             /s/  David P. McAnaney
                                          -------------------------
                                               David P. McAnaney